|	NEWS

Ford Motor Company's October Sales up 6 Percent; Ford Brand Utilities and Trucks Drive Gains

•	Ford Motor Company's October U.S. sales increased 6 percent versus last year; year-to-date sales up 11 percent

•	Ford brand sales driven by gains in utilities (up 38 percent) and trucks (up 8 percent); Explorer sales up 225 percent; F-Series sales top 50,000 for second straight month

•	Fiesta, Focus and Fusion all post higher retail sales

DEARBORN, Mich., Nov. 1, 2011 - Continued strong demand for Ford's fuel-efficient utility vehicles and trucks lifted the company to a 6 percent increase in total sales in October.

With total sales of 167,803 vehicles, gains came largely from Ford brand utilities, up 38 percent, and strong truck sales, up 8 percent versus last year.

“More and more consumers are being attracted to Ford's lineup of fuel-efficient vehicles - from cars and utility vehicles to our full-size pickups with EcoBoost engines,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “The Ford brand continues growing its market share, showing we have the vehicles and technologies people truly want and value.”

Year-to-date, Ford is the best-selling brand of vehicles in America with sales totaling 1,700,618, up 17 percent. With this performance, the Ford brand is now on track to increase its market share this year by about 1 percentage point - which would mark market share gains for three consecutive years.

Ford Brand Utilities: Up 38 Percent
Ford is the country's best-selling utility vehicle brand. Utility vehicles sales totaled 45,877 in October, up 38 percent. Year-to-date, Ford utility vehicles total 471,787, up 31 percent.

Explorer is leading the way, with sales up 225 percent versus a year ago and 11,987 vehicles sold. Year-to-date Explorer sales are up 134 percent, with 108,994 vehicles sold. Explorer retail sales have tripled in every market area of the U.S.

Escape sales in October totaled 19,046 vehicles, a 31 percent increase. Year-to-date Escape sales are up 31 percent at 206,896 vehicles - setting a record. This year marks the first time Escape has broke through the 200,000 sales milestone in its 11-year history.

Edge sales totaled 9,161 vehicles in October, down 10 percent. Year-to-date, Edge sales increased 3 percent with 99,940 vehicles sold.

Ford Brand Cars: On the rise through October
Ford brand car sales totaled 576,994 through October - up 18 percent versus the same period a year ago - more than doubling the industry-wide passenger car sales increase.

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In October, Fiesta, Focus and Fusion all posted higher retail sales than a year ago, offset by lower fleet deliveries.

In October, Fiesta sales were up 7 percent, with 4,124 vehicles sold. Focus total sales were equal to a year ago, with retail sales particularly strong on the U.S. coasts - almost double year ago levels in California and up almost 50 percent in New York.

Fusion sales were up 4 percent, totaling 18,094 vehicles, another monthly record for Ford's midsize sedan. Fusion has now set monthly records in 12 of the last 13 months. Year-to-date Fusion sales have increased 15 percent, breaking through the 200,000 vehicle mark for the year and on pace for a record sales year.

Ford Brand Trucks: Up 8 Percent
Ford truck sales totaled 69,068 in October, an 8 percent increase versus year-ago levels. Year-to-date truck sales total 651,837, up 9 percent.

Ford's F-Series sales totaled 52,511 vehicles, up 7 percent, in October. It is the second month in a row F‑Series has topped 50,000 sales. Year-to-date F-Series sales total 468,899 pickups, an 8 percent increase.

“October was important for Ford trucks,” Czubay said. “In addition to helping grow sales 8 percent, the F-150 won the 'Truck of Texas' award and Ford won 'Truck Line of Texas' for the 12th straight year. We are honored for the Texas Auto Writers Association to validate what our customers have been saying about our fuel-efficient and highly capable trucks.”

Among retail customers, more than 40 percent of F-150 buyers opted for Ford's highly fuel-efficient EcoBoost engines in October. Coupled with EcoBoost sales on Explorer and Edge and Ford cars, total EcoBoost engine sales topped 15,000 in October.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1